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                                                                       Exhibit 5


                                 July 1, 1999



El Paso Electric Company
Board of Directors
123 W. Mills Street
El Paso, Texas 79901

     Re: 2,000,000 Shares of Common Stock, no par value, of El Paso Electric Company

Gentlemen:

     We refer to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 1, 1999 (the "Registration Statement") by El Paso Electric Company (the "Company") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,000,000 shares of common stock (the "New Shares"), no par value, of the Company.

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of the Regulation S-K.

     As Texas legal counsel for the Company, we are generally familiar with the proceedings to date with respect to the proposed issuance of the New Shares pursuant to the Company's 1999 Long-Term Incentive Plan (the "1999 Plan") pursuant to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have reviewed an undated draft of the Registration Statement and an undated draft of the Plan. In rendering our opinion below, we have relied in part on the General Counsel's Certificate dated July 1, 1999.

     Based on the foregoing and assuming the minutes of the Annual Meeting of the Company's Shareholders held on May 27, 1999, are duly executed as presented to us as Exhibit E to the General Counsel's Certificate referred to above, we are of the opinion that:


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El Paso Electric Company
July 1, 1999
Page 2 of 2


     The New Shares issued pursuant to the 1999 Plan will be validly issued, fully paid and nonassessable when (i) the Company's Board of Directors or a duly authorized committee of the Board shall have duly adopted final resolutions authorizing the award of such New Shares in accordance with the terms of the 1999 Plan, and (ii) certificates representing the New Shares shall have been duly executed, countersigned and registered in the books of the Company and duly delivered to the participants in the 1999 Plan in accordance with the terms of the 1999 Plan and, with respect to the Stock Appreciation Rights and Stock Options (as such terms are defined in the 1999 Plan), upon receipt of the consideration therefor upon the exercise of such rights and options.

     We are licensed to practice law only in the State of Texas, and the opinion expressed above is limited to the applicable laws of such State. We have assumed the authenticity of all signatures and have assumed the genuineness of all copies of documents which we have reviewed.

     This opinion is as of the date hereof and may not be relied upon by any other person without our prior consent. We do not undertake any obligation to inform you after the date hereof of any facts or circumstances that are brought to our attention, or of changes in applicable law occurring after the date hereof, that affect or alter the opinion expressed above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1999 Plan or the New Shares.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission, or Item 509 of Regulation S-K.

                                                    Very truly yours,

                                                /s/ CLARK, THOMAS & WINTERS

                                                CLARK, THOMAS & WINTERS